UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2023 (April 17, 2023)

AUDDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Central Avenue, Suite 200
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	Nasdaq Stock Market
Common Stock Warrants	AUUDW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

$750,000 Secured Bridge Note Financing

As previously disclosed, on November 14, 2022, Auddia Inc. (the “Company”, “we” and “us”) entered into a Secured Bridge Note (“Prior Note”) financing with one accredited investor who is a significant existing stockholder of the Company. The Company received $2,000,000 of gross proceeds in connection with that financing.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with the same accredited investor. The Company received $750,000 of gross proceeds in connection with the New Note financing.

The principal amount of the New Note is $825,000. The New Note has a 10% interest rate and matures on July 31, 2023. The New Note is secured by a lien on substantially all of the Company’s assets.

At maturity, the investor has the option to convert any original issue discount and accrued but unpaid interest on the New Note into shares of the Company’s common stock. The fixed conversion price is $0.61 per share.

In connection with the New Note financing, the Company issued issue to the investor 650,000 common stock warrants with a five year term and a fixed $0.61 per share exercise price. 325,000 of such warrants are exercisable immediately. The other 325,000 of such warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note.

If the New Note remains outstanding as of July 31, 2023, the Company has the option to extend the maturity date of the New Note to November 30, 2023. Upon such extension, the interest rate on the New Note will be increased to 20% rather than 10%, and the 325,000 portion of the warrants shall become exercisable.

Amendments to Prior Secured Bridge Note Financing

In connection with the New Note financing, the parties agreed to make certain amendments to the Prior Note financing.

The parties agreed to cancel the 300,000 common stock warrants issued November 14, 2022 in connection with the Prior Note financing.

In addition, the Company issued to the investor common stock warrants for 600,000 common shares, with an exercise price of $0.61 per common share and a five year term. 300,000 of such warrants are exercisable immediately. The other 300,000 of such warrants would only become exercisable if the maturity date of the Prior Note is extended in accordance with the terms of the Prior Note.

The investor will not be able to receive shares upon conversion or exercise, unless prior stockholder approval is obtained, if the number of shares to be issued to the investor, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the Holder, would (i) result in the Holder owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

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The foregoing description of the New Note and related warrants is qualified in its entirety by reference to the full text of those agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

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Item 8.01 Other Events.

Equity Line Sales of Common Stock

As previously disclosed, on November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

On April 17 and April 20, 2023, the Company closed on two sales of Common Stock under the White Lion Purchase Agreement. The Company issued an aggregate of 1,962,220 common shares and received aggregate proceeds of approximately $1.12 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Secured Promissory Bridge Note dated April 17, 2021

10.2	Common Stock Warrant for 600,000 shares dated April 17, 2023

10.3	Common Stock Warrant for 650,000 shares dated April 17, 2023

104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

April 21, 2023	By:	/s/ Timothy J. Ackerman
Name: Timothy J. Ackerman
Title: Chief Financial Officer

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